Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Air Lease Corporation:

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of Air Lease Corporation of our reports dated February 27, 2014, with respect to the consolidated balance sheets of Air Lease Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Annual Report on Form 10-K of Air Lease Corporation.

/s/ KPMG LLP
San Francisco, California
May 7, 2014